UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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CAPITAL TRUST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CAPITAL TRUST, INC.
410 Park Avenue, 14th Floor
New York, New York 10022
April 29, 2010
Dear Shareholders:
You are cordially invited to attend the 2010 annual meeting of shareholders of Capital Trust, Inc., which will be held at 10:00 a.m., local time, on Thursday, June 24, 2010, at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022. At the annual meeting, shareholders will be asked to elect directors, ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010 and act upon such other business as may properly come before the meeting, all as described in the attached notice of annual meeting of shareholders and proxy statement.
This year, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet. We believe that this new process will provide you with a convenient and quick way to access the proxy materials, including our proxy statement and 2009 annual report to shareholders, and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about May 10, 2010, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice and Access card, containing instructions on how to access our proxy statement and our 2009 annual report to shareholders for 2009 and vote electronically via the Internet. The Notice and Access card also contains instructions as to how you can receive a paper copy of our proxy materials.
It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete a proxy as promptly as possible—by Internet, telephone or mail—so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

Sincerely,
/s/ Samuel Zell
Samuel Zell
Chairman of the Board

CAPITAL TRUST, INC.
410 Park Avenue, 14th Floor
New York, New York 10022

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
To our Shareholders:
We hereby notify you that we are holding our 2010 annual meeting of shareholders at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022, on Thursday, June 24, 2010, at 10:00 a.m., New York City time, for the following purposes:
1.	To elect eight directors to the board of directors to serve until our next annual meeting of shareholders and until such directors’ successors are duly elected and qualify.
2.	To consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.
3.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
You can vote your shares of class A common stock if our records show that you were a shareholder as of the close of business on April 29, 2010, the record date for the annual meeting.
Shareholders, whether or not they expect to be present at the meeting, are requested to vote their shares electronically via the Internet or by telephone or by completing and returning the proxy card if you requested paper copies of our proxy materials. Voting instructions are provided in the notice regarding Internet availability of proxy materials, or, if you requested paper copies, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and shareholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors,
/s/ Geoffrey G. Jervis
Geoffrey G. Jervis
Secretary

April 29, 2010

CAPITAL TRUST, INC.
410 Park Avenue, 14th Floor
New York, New York 10022
PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 24, 2010
This proxy statement is being furnished by and on behalf of our board of directors in connection with the solicitation of proxies to be voted at the 2010 annual meeting of shareholders. The date, time and place of the annual meeting are:

Date:	June 24, 2010

Time:	10:00 a.m., New York City time

Place:	The law offices of Paul, Hastings, Janofsky & Walker LLP,
75 East 55th Street, New York, New York 10022
At the annual meeting, shareholders will be asked to:
•	Elect the following nominees as our directors to serve until our next annual meeting of shareholders and until such directors’ successors are duly elected and qualify: Samuel Zell, Thomas E. Dobrowski, Martin L. Edelman, Edward S. Hyman, Stephen D. Plavin, Henry N. Nassau, Joshua A. Polan and Lynne B. Sagalyn (“Proposal 1”);
•	Consider and vote upon the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm, referred to herein as our independent auditors, for the fiscal year ending December 31, 2010 (“Proposal 2”); and
•	Transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
Our principal offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022 and our telephone number is (212) 655-0220.
We are furnishing the proxy materials for the 2010 annual meeting electronically using the Internet through the mailing of a notice regarding Internet availability of proxy materials to our shareholders. The notice regarding Internet availability of proxy materials furnishing this proxy statement and the enclosed proxy card and our 2009 annual report to shareholders will be first mailed to shareholders of record on or about May 10, 2010.

-i-

(continued)

-ii-

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
In this Section of the proxy statement, we answer some common questions regarding the 2010 annual shareholders meeting and the voting of shares at the meeting.
Where and when will the annual meeting be held?
The date, time and place of the meeting are:
June 24, 2010
10:00 a.m. (New York City time)
The law offices of Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, New York 10022
Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of proxy materials?
The United States Securities and Exchange Commission, or the SEC, has approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this proxy statement and our annual report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the notice regarding Internet availability of proxy materials, which we refer to as the Notice and Access card, which has been mailed to our shareholders, provides instructions regarding how you may access and review all of the proxy materials on the Internet. The Notice and Access card also instructs you as to how you may submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.
Can I vote my shares by filling out and returning the Notice and Access card?
No. The Notice and Access card identifies the items to be voted on at the annual meeting, but you cannot vote by marking the Notice and Access card and returning it. The Notice and Access card provides instructions on how to vote via the Internet or in person at the meeting or to request a paper proxy card, which will contain instructions for voting by the Internet, by telephone or by returning a signed paper proxy card.
Why did you send me the Notice and Access card?
We sent you the Notice and Access card regarding this proxy statement because our board of directors is asking for your proxy to vote your shares at the annual meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the annual meeting. You don’t have to attend the annual meeting in order to vote your shares. Instead, you may simply vote your shares electronically via the Internet or by telephone or by completing and returning the proxy card if you requested a paper copy of our proxy materials. Voting instructions are provided on the Notice and Access card, or, if you requested a paper copy of our proxy materials, the instructions are printed on your proxy card and included in this proxy statement.
Who can vote?
You can vote your shares of class A common stock if our records show that you were the owner of the shares as of the close of business on April 29, 2010, the record date determining the shareholders who are entitled to vote at the annual meeting. As of April 29, 2010, there were a total of 21,900,941 shares of our class A common stock outstanding and entitled to vote at the annual meeting. You have one vote for each share of class A common stock that you own.
How are votes counted?
We will hold the annual meeting if shareholders representing the required quorum of shares of class A common stock entitled to vote either sign and return their paper proxy cards, vote electronically or telephonically or attend the meeting. A majority of the shares of class A common stock entitled to vote at the meeting present in person or by proxy will constitute a quorum. If you sign and return your paper proxy card or vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials. Broker non-votes (which occur when a brokerage firm has not received voting instructions from the beneficial owner on a non-routine matter, as defined by the New York Stock Exchange, or NYSE) will also be considered present for the purpose of determining whether we have a quorum.

Your shares may be voted on Proposal 2 if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange, or the NYSE, rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The ratification of the appointment of Ernst & Young LLP as our independent auditors is considered a routine matter for which brokerage firms may vote shares for which they did not receive instructions. Proposal 1, relating to the election of directors, is not considered a routine matter and therefore, if you do not provide voting instructions to your brokerage firm as described below, no vote for your shares will be cast with respect to the election of directors.
If you abstain or withhold votes, your abstention or withheld vote will not be counted as votes cast and will have no effect on the result of the vote on the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent auditors. In addition, broker non-votes, which may occur with respect to the election of directors, will not be counted as votes cast and will have no effect on the result of such vote.
What is the required vote for approval?
The election of each of our nominees for director requires a plurality of the votes cast at the annual meeting and the ratification of the appointment of Ernst & Young LLP as our independent auditors requires a majority of the votes cast at the annual meeting on such matter.
How do I vote by proxy?
Follow the instructions on the Notice and Access card to vote your shares electronically via the Internet. If you requested a paper copy of our proxy materials, follow the instructions printed on the paper proxy card to vote via the Internet, by telephone or by completing and returning the paper proxy card. The individuals named and designated as proxies will vote your shares as you instruct. You have the following choices in voting electronically, by telephone or by paper proxy card:
You may vote on each proposal, in which case your shares will be voted in accordance with your choices.
•	In voting on directors, you can either vote “FOR” all directors or withhold your vote on all or certain directors specified by you.
•	You may abstain on the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors, in which case no vote will be recorded.
•	You may submit a signed proxy without indicating your vote on any matter, in which case the designated proxies will vote to elect all eight nominees as directors and to approve the ratification of the appointment of Ernst & Young LLP as our independent auditors for 2010.
How can I vote by telephone or over the Internet?
To vote electronically via the Internet, go to the www.proxyvote.com website and follow the instructions. Please have your Notice and Access card in hand when accessing the website, as it contains a 12-digit control number required to vote.
If you requested a paper copy of our proxy materials, in order to vote by telephone or over the Internet, you must either call the toll-free number reflected on the paper proxy card or go to the www.proxyvote.com website and follow the instructions. Please have your paper proxy card in hand when calling the toll-free number or accessing the website, as it contains a 12-digit control number required to vote.
You can vote by telephone or via the Internet at any time prior to 11:59 p.m. New York City time, June 23, 2010, the day before the annual meeting.

What do I do if my shares are held in “street name”?
If your shares are held by your brokerage firm, a bank or other nominee in “street name,” you will receive a Notice and Access card intended for their beneficial holders with instructions for providing to such intermediary voting instructions for your shares electronically via the Internet at the www.proxyvote.com website, utilizing the 12-digit control number printed on the card. You may also request paper copies of the proxy materials and provide voting instructions by completing and returning the enclosed voting instruction form in the addressed, postage paid envelope provided. Alternatively, if you receive paper copies, many banks and brokerage firms provide instructions for their beneficial holders to provide voting instructions via the Internet or by telephone. If your shares are held in “street name” and you would like to vote your shares in person at the annual meeting, you must contact your broker, bank or other nominee to obtain a legal proxy form from the record holder of your shares and present it to the inspector of election with your ballot.
What if other matters come up at the annual meeting?
The only matters we now know of that will be voted on at the annual meeting include the proposals we have described in this proxy statement: the election of eight directors and the proposal to ratify the appointment of Ernst & Young LLP as our independent auditors for 2010. If other matters are properly presented at the meeting, the proxies designated in the proxy cards will vote your shares in their discretion.
Can I change my vote after I submit my proxy?
Yes. At any time before the vote on a proposal, you can change your vote either by executing or authorizing, dating and delivering to us a new proxy via the Internet, by telephone or mail prior to the annual meeting, by giving us a written notice revoking your proxy card or by attending the annual meeting and voting your shares in person. Your attendance at the annual meeting will not, by itself, revoke a proxy previously given by you. We will honor the proxy card or authorization with the latest date.
Proxy revocation notices should be sent to Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, Attention: Secretary, and new paper proxy cards should be sent to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
Can I vote in person at the annual meeting rather than by authorizing a proxy?
Although we encourage you to complete and return a paper proxy card or vote telephonically or electronically via the Internet, to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person even if you have submitted a paper proxy card or voted electronically or telephonically.
Who will count the votes?
Representatives of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.
Who pays for this proxy solicitation?
We do. In addition to sending you these proxy materials, some of our employees may contact you by telephone, by mail or in person. None of these employees will receive any extra compensation for doing this.

PROPOSAL 1—ELECTION OF DIRECTORS
The number of directors that comprise our entire board of directors has been fixed at eight. Craig M. Hatkoff retired as a director and the board of directors elected reduce the size of the board to eight to eliminate the vacancy created by his retirement. Eight nominees will be proposed for election as directors at the annual meeting to hold office until our next annual meeting of shareholders and until their successors are duly elected and qualify. All eight nominees currently serve on our board of directors.
All of the nominees are willing to serve as directors but, if any of them should decline or be unable to act as a director, the individuals designated in the proxy cards as proxies will exercise the discretionary authority provided to vote for the election of such substitute nominee selected by our board of directors, unless the board alternatively acts to reduce the size of the board or maintain a vacancy on the board in accordance with our bylaws. The board of directors has no reason to believe that any such nominees will be unable or unwilling to serve.
Nominees for Election as Directors
The names, ages as of April 29, 2010, and existing positions with us of the nominees, if any, are as follows:

Name	Age	Office or Position Held
Samuel Zell	68	Chairman of the Board of Directors
Thomas E. Dobrowski	66	Director
Martin L. Edelman	68	Director
Edward S. Hyman	65	Director
Stephen D. Plavin	50	Director, Chief Executive Officer and President
Henry N. Nassau	55	Director
Joshua A. Polan	62	Director
Lynne B. Sagalyn	62	Director
The name, principal occupation for the last five years, selected biographical information and the period of service as our director of each of the nominees are set forth below.
Samuel Zell has been the chairman of the board of directors since 1997. He also serves as chairman for four other companies listed on the NYSE: Equity Residential, the largest apartment real estate investment trust (REIT) in the United States; Equity Lifestyle Properties, a REIT that owns and operates manufactured home communities in 26 states; Covanta Holding Corp., an internationally recognized owner and operator of energy-from-waste and power generation projects; and Anixter International (AXE), a leading global supplier of communications and security products, wire and cable, and fasteners. Mr. Zell is also the chairman of Tribune Company, a media conglomerate. In December 2008, the Tribune Company filed for protection under Chapter 11 of the United States Bankruptcy Code. In addition, Mr. Zell is President and Chairman of Equity Group Investments, the private investment firm he founded more than 40 years ago, and he is the chairman of Equity International, a private leading investor in real estate-related businesses outside of the United States. Mr. Zell is most recognized as a founding father of today’s public real estate industry and as the originator of three of the largest REITs in industry history. He served as chairman for one of those REITs, Equity Office Properties Trust, from its initial public offering in July 1997 until it was sold in the largest leveraged buyout in history in February 2007. As the current or past chairman of other REITs founded by him, we believe Mr. Zell has the leadership experience to serve as our chairman.
Thomas E. Dobrowski has been a director since 1998. Mr. Dobrowski has been retired from Promark Global Advisors (formerly known as General Motors Asset Management), an investment manager for several pension funds of General Motors, its subsidiaries and affiliates, as well as for several third party clients, since October 2005. From December 1994 until September 2005, he was the managing director of real estate and alternative investments for Promark Global Advisors. Mr. Dobrowski is a director of Equity Lifestyle Properties, Inc. and previously served as a director of Equity Office Properties Trust until its sale in 2007. Mr. Dobrowski had a long career as a senior investment officer for a major pension plan investor, and oversaw the original investment made by Promark into our business, which gives him unique insight into our investment activities.
Martin L. Edelman has been a director since 1997. Mr. Edelman has been of counsel to Paul, Hastings, Janofsky & Walker LLP, and prior thereto Battle Fowler LLP, each a law firm that has provided services to us. Mr. Edelman was a partner with Battle Fowler LLP from 1972 to 1993. He had been a director of Cendant Corporation and a member of the executive committee of that corporation’s board of directors from November 1993 until its deconsolidation in 2006. He currently serves as a director of Avis/Budget Group, Inc., a rental car company, and Ashford Hospitality Trust, a hospitality property focused REIT. Mr. Edelman has extensive commercial real estate industry experience and knowledge developed over his nearly 40 years of practicing law, which provides us with valuable perspectives into developments in our industry.

Edward S. Hyman has been a director since 2005. Mr. Hyman is chairman and president of International Strategy & Investment Group Inc. and is a director of International Strategy & Investment Inc. Prior to forming both of these companies in April 1991, he was vice chairman and a member of the board of C.J. Lawrence Inc., which he joined in 1972. Mr. Hyman is a board member of the China Institute and Said Holdings Limited as well as member of the Advisory Committee for the New York Public Library’s Financial Services Leadership Forum and a member of Money Marketeers. He also serves on the finance committee of Bowdin College and Collegiate School. Mr. Hyman is a leading Wall Street economist which provides him with unique insight into economic conditions that impact our business.
Stephen D. Plavin has been a director since December 1, 2009. Mr. Plavin served as our chief operating officer since 1998, and since December 1, 2009, has served as our president and chief executive officer. Prior to joining us, Mr. Plavin was employed for fourteen years with the Chase Manhattan Bank and its securities affiliate, Chase Securities Inc. Mr. Plavin held various positions within the real estate finance unit of Chase, including the management of: loan origination and execution, loan syndications, portfolio management, banking services and real estate owned sales. He served as a managing director responsible for real estate client management for Chase’s major real estate relationships and in 1997 he became co-head of global real estate for Chase. Mr. Plavin serves as a director of Omega Healthcare Investors, Inc., a skilled nursing real estate investment trust and as non-executive Chairman of WCI Communities Inc. Mr. Plavin’s experience and background as a senior member of management since 1998 have provided him with valuable knowledge of and experience with our business, which we believe positions him to contribute to our board’s oversight functions.
Henry N. Nassau has been a director since 2003. Mr. Nassau has been a partner since September 2003 and is chair of the corporate and securities group at the law firm Dechert LLP. Mr. Nassau was the chief operating officer of Internet Capital Group, Inc., an Internet holding company, from December 2002 until June 2003, having previously served as managing director, general counsel and secretary since May 1999. Mr. Nassau was previously a partner at Dechert LLP from September 1987 to May 1999 and was chair of the firm’s business department from January 1998 to May 1999. At Dechert LLP, Mr. Nassau engages in the practice of corporate law, concentrating on mergers and acquisitions, public offerings, private equity and venture capital financing. Mr. Nassau has significant professional experience as an officer of a public company and as an attorney and partner in a major law firm which allows him to make unique contributions in the area of corporate governance.
Joshua A. Polan has been a director since 2004. Mr. Polan is a managing director of Berkley Capital, LLC, a wholly owned subsidiary of W. R. Berkley Corporation, which we refer to as WRBC. He has been an executive officer of Interlaken Capital, Inc., or Interlaken, a company substantially owned and controlled by William R. Berkley, WRBC’s chairman of the board and chief executive officer, since June 1988, and currently serves as managing director of Interlaken. For more than five years prior to June 1988, Mr. Polan was a partner in the public accounting firm of Touche Ross & Co. Mr. Polan is a member of the management committee of LD Realty Advisors LLC, the general partner of LDPG Realty Investors, L.P. We believe Mr. Polan’s experience in the insurance industry and the investment activities of his employer provides useful insight into our business.
Lynne B. Sagalyn has been a director since 1997. Dr. Sagalyn is the Earle W. Kazis and Benjamin Schore Professor of Real Estate at Columbia Business School where she is director of the Paul Milstein Center for Real Estate and the MBA Real Estate Program. This position marks a return to Columbia, where she had been a professor of finance and economics for more than twelve years, and to the MBA Real Estate Program, which she developed during that period. From 2004 until her return to Columbia in July 2008, Professor Sagalyn held appointments at the University of Pennsylvania in both the School of Design (City Planning Department) and the Wharton School (Real Estate Department). Dr. Sagalyn is the Vice Chairman and a director of UDR, Inc., a self-administered REIT in the apartment communities sector. Additionally, Dr. Sagalyn serves on the Advisory Board of The Goldman Family Enterprises. She has also served on the New York City Board of Education Chancellor’s Commission on the Capital Plan. Through her prominent positions in graduate real estate programs of leading universities, Dr. Saglyn brings expertise in real estate and finance to our board and the audit committee, of which she is the chair.

Vote Required; Recommendation
The election to the board of directors of each of our eight nominees will require the affirmative vote of a plurality of the votes cast at the annual meeting. Our board of directors unanimously recommends that you vote for the election of all eight nominees named above.
Board of Directors; Committees
Our board of directors has eight members and is currently comprised of Messrs. Zell, Dobrowski, Edelman, Hyman, Plavin, Nassau and Polan and Dr. Sagalyn. Our board of directors has determined that Messrs. Dobrowski, Hyman, Nassau, Polan and Zell and Dr. Sagalyn are independent under the criteria for independence set forth in the listing standards of the NYSE, and therefore, upon the election of all eight nominees, we will meet the NYSE requirement for a majority of independent directors serving on the board of directors. Our board of directors considered the following transactions, relationships and arrangements between each director or any member of his or her immediate family and the company and its subsidiaries and affiliates. Mr. Dobrowski was previously employed by the investment manager for several pension funds of General Motors Corporation, its subsidiaries and affiliates, which have invested in our private funds and which own, as of April 29, 2010, approximately 3.1% of the shares of our class A common stock, and he serves on the board of directors of another company chaired by our chairman of the board. Mr. Polan serves as a managing director of Berkley Capital, LLC, a wholly owned subsidiary of WRBC, which owns, as of April 29, 2010, approximately 17.5% of the shares of our class A common stock and whose nomination is required pursuant to a director nomination right. We also entered into three separate account advisory agreements with affiliates of WRBC under which we direct for investment, on a discretionary basis, $350 million of committed capital on behalf of WRBC in commercial real estate mortgages, mezzanine loans and participations therein. In addition, on April 27, 2007, we purchased a $20.0 million subordinated interest in a mortgage from a dealer. Proceeds from the original mortgage financing provide for the construction and leasing of an office building in Washington, D.C. that is owned by a joint venture. WRBC has a substantial economic interest in one of the joint venture partners. This loan was sold to the joint venture owner at a discount in November 2009. The Zell family has invested in our private funds and we previously made minor payments for insurance services to a subsidiary of Equity Office Properties Trust.
Our board of directors currently has four standing committees: an audit committee, a compensation committee, a corporate governance committee and an investment committee.
Audit Committee: The audit committee is currently comprised of Messrs. Dobrowski and Nassau and Dr. Sagalyn, with Dr. Sagalyn serving as the committee’s chairperson. All audit committee members meet the independence criteria and have the qualifications set forth in the listing standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Each of Messrs. Dobrowski and Nassau is qualified as an audit committee financial expert within the meaning of Item 407(d)(ii) of Regulation S-K under the Exchange Act, and our board of directors has determined that they each have the accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The SEC has determined that the audit committee financial expert designation does not impose on a person with that designation any duties, obligations or liability that are greater than the duties, obligations or liability imposed on such person as a member of the audit committee of the board of directors in the absence of such designation. The audit committee appoints our independent auditors, oversees the quality and integrity of our financial reporting and the audits of our financial statements by our independent auditors and in fulfilling its oversight function, reviews with our management and independent auditors the scope and result of the annual audit, our auditors’ independence and our accounting policies. The audit committee is also responsible for the overall administration of our code of business conduct and ethics, including its interpretation and amendment. Our board of directors has adopted a written charter under which the audit committee operates. This charter is posted on our corporate website at www.capitaltrust.com.
The audit committee has adopted procedures for the processing of complaints relating to accounting, internal control and auditing matters in accordance with Rule 10A-3 under the Exchange Act. The full text of these complaint procedures is available on our corporate website at www.capitaltrust.com.
Compensation Committee: The compensation committee is currently comprised of Mr. Polan and Dr. Sagalyn, with Mr. Polan serving as the committee’s chairperson. All compensation committee members meet the independence criteria set forth in the listing standards of the NYSE. The compensation committee oversees the compensation of executive officers and senior management, including plans and programs relating to cash compensation, incentive compensation, equity-based awards and other benefits and perquisites and administers any such plans or programs as required by the terms thereof.

In particular, the compensation committee’s primary duties are described in the compensation committee charter and include:
•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and either as a committee or together with the other independent directors (as directed by our board of directors) exercising sole authority to determine and approve our chief executive officer’s compensation level based on this evaluation;
•	determining the long-term incentive component, if any, of our chief executive officer’s compensation by considering among other factors selected by the compensation committee, our performance and relative shareholder return, our chief executive officer’s individual performance, including progress on strategic objectives, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to our chief executive officer in past years;
•	considering the recommendations of our chief executive officer with respect to non-chief executive officer management and key employee compensation and determining and approving such compensation;
•	reviewing and making recommendations to our board of directors with respect to incentive compensation plans and equity-based compensation plans or material changes to any such existing plans and discharging and administering any such plans as required by the terms thereof;
•	overseeing the drafting and reviewing and discussing with management the compensation discussion and analysis and related disclosures required by the SEC;
•	preparing and approving the compensation committee report for inclusion in our proxy statement in accordance with applicable SEC regulations;
•	periodically reviewing, as and when determined appropriate, executive compensation programs and total compensation levels;
•	reviewing and making recommendations to our board of directors concerning compensation arrangements for non-employee members of our board of directors and stock ownership guidelines;
•	in consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing our policies on structuring compensation programs to preserve tax deductibility, and, as and when required or desired, establishing performance goals and confirming that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code, or the Code;
•	reviewing and approving any severance or similar termination payments proposed to be made to any of our current or former executive officers; and
•	performing any other duties or responsibilities expressly delegated to the compensation committee by our board of directors from time to time relating to our compensation programs.
The compensation committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants as it deems appropriate, without obtaining the approval of our board of directors or management. The compensation committee shall have the sole authority to select and retain a compensation consultant to assist in the evaluation of chief executive officer compensation.
During 2009, the compensation committee did not engage the services of any compensation consultant.
The compensation committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In particular, the committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the compensation committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Exchange Act, as in effect from time to time, and (ii) “outside directors” for the purposes of Section 162(m) of the Code, as in effect from time to time.

Our board of directors has adopted a written charter under which the compensation committee operates. This charter is posted on our corporate website at www.capitaltrust.com.
Corporate Governance Committee: The corporate governance committee is currently comprised of Messrs. Dobrowski, Nassau and Polan, with Mr. Nassau serving as the committee’s chairperson. All corporate governance committee members meet the independence criteria set forth in the listing standards of the NYSE. Among other things, the corporate governance committee identifies qualified individuals to become board members, recommends to the board individuals to be designated as nominees for election as directors at the annual meetings of shareholders, and develops and recommends to the board our corporate governance guidelines.
More specifically, the corporate governance committee is responsible for reviewing, on an annual basis, the requisite skills and characteristics of individual members of the board of directors, as well as the composition of the board as a whole, in the context of our needs. The corporate governance committee will review all nominees for director, including those recommended by shareholders, in accordance with requirements and qualifications set forth in our corporate governance guidelines and will recommend that the board select those nominees whose attributes it believes would be most beneficial to us. This review involves an assessment of the personal qualities and characteristics, accomplishments and business reputation. The corporate governance committee will assess candidates’ qualifications based on the following minimum criteria, which may be modified from time to time by the corporate governance committee:
•	demonstrated personal integrity and moral character;
•	willingness to apply sound and independent business judgment for the long-term interests of shareholders;
•	relevant business or professional experience, technical expertise or specialized skills;
•	personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the company’s needs; and
•	ability to commit sufficient time to effectively carry out the substantial duties of a director.
While our corporate governance guidelines do not include an express diversity policy, we note that Dr. Sagalyn has been one of our longest standing directors and other women have served on our board during our corporate history, which we believe establishes a record of gender diversity.
Our board of directors has adopted a written charter under which the corporate governance committee operates. This charter is posted on our corporate website at www.capitaltrust.com. A copy of our corporate governance committee charter is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.
Investment Committee: The investment committee is currently comprised of Messrs. Zell and Nassau. The investment committee exercises the authority of the board to approve additions to or modifications of our portfolio of loans and investments beyond the limits of the authority delegated to management in our loan policy.
Meetings: Our board of directors conducts its business through meetings of the board, actions taken by written consent in lieu of meetings and by the actions of its committees. During fiscal year 2009, our board of directors held 10 meetings. During fiscal year 2009: (i) the audit committee held six meetings, (ii) the compensation committee held three meetings and took one action by written consent, (iii) the corporate governance committee held one meeting and (iv) the investment committee did not hold any formal committee meetings, but rather discussed matters informally. During fiscal year 2009, each director attended at least 50% of all meetings of the board of directors and at least 75% of all meetings of committees on which he or she served.
Executive Sessions: Executive sessions of non-management directors are periodically held in connection with regularly scheduled meetings of the board. Our corporate governance guidelines provide that, at their discretion, the non-management directors may designate the director who will preside at each executive session of the board, or if no director has been designated, the chairperson of the corporate governance committee shall serve as such presiding director. No director has been designated to preside at all executive sessions and therefore Henry N. Nassau, chairman of our governance committee, presides at executive sessions of the board. Shareholders or interested parties may submit communications addressed to the board of directors or the non-management directors to our secretary in accordance with our shareholder nominations and communications policy.

Board Leadership Structure and Role in Risk Oversight:. We have separated the positions of chairman of the board and chief executive officer since our business was founded in 1997. Mr. Samuel Zell currently serves as chairman of the board and Mr. Stephen D. Plavin currently serves as our chief executive officer and is a member of the board. We believe that this leadership structure is appropriate since it allows our chief executive officer to focus on the management of our day-to-day operations, while allowing the chairman of the board to lead the board in the performance of its oversight role in our governance.
As with every business, we confront and must manage various risks and our success in risk management can impact our ultimate success. We face a number of risks, including financial and economic related risks related to the performance of our portfolio and how our investments have been financed.  Our senior management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of our risk management. Our board has the responsibility to satisfy itself that the risk management processes designed by management are adequate and functioning as designed. Our loan policy, as approved by the board, contains procedures designed to mitigate the risks that arise in connection with our investment activities. The board has fostered a culture of  transparent and open communications with senior management, a critical condition for effective risk management and oversight.  Senior management regularly report to the board on conditions in the business and the portfolio and address any questions or concerns raised by the board on risk management-related and any other matters. While our board of directors is ultimately responsible for risk oversight, our four board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists the board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management. The compensation and the corporate governance committee assist the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and risks associated with board organization, membership and structure, succession planning, and corporate governance. The investment committee exercises the authority of the board to approve additions to or modifications of our portfolio of loans and investments beyond the limits of the authority delegated to management in our loan policy.
Corporate Governance
Code of Business Conduct and Ethics: We have adopted a code of business conduct and ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. This code of business conduct and ethics is designed to comply with SEC regulations and NYSE listing standards related to codes of conduct and ethics and is posted on our corporate website at www.capitaltrust.com. A copy of our code of business conduct and ethics is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.
Corporate Governance Guidelines: We have also adopted corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors’ expectations as to how it should perform its functions. Our corporate governance guidelines are posted on our corporate website at www.capitaltrust.com. A copy of our corporate governance guidelines is available free of charge, upon request directed to Investor Relations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022.
Shareholder Nominations and Communications Policy: Our board of directors has adopted policies with respect to the consideration of candidates recommended by shareholders for election as directors and shareholder and interested party communications with the board of directors.
Shareholders may recommend director nominees for consideration by the corporate governance committee by submitting the names and the following supporting information to our secretary at: Secretary, Shareholder Nominations, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the shareholder who is submitting the nominee, the number of shares which are owned of record or beneficially by the submitting shareholder and a description of all arrangements or understandings between the submitting shareholder and the candidate.

Shareholders and other interested parties may communicate directly with our board of directors or the non-management directors. All communications should be in writing and should be directed to our secretary at: Secretary, Shareholder Communications, Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication intended for the board of directors or non-management directors received by the secretary will be forwarded to the intended recipients in accordance with the existing instructions.
The full text of the shareholder nominations and communications policy is available on our corporate website at www.capitaltrust.com.
Director Attendance at Annual Meeting of Shareholders: We do not have a formal policy regarding attendance by directors at our annual meeting of shareholders but invite and encourage all directors to attend. We make every effort to Schedule our annual meeting of shareholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. At our last annual meeting, which was held on June 24, 2009, one director attended.
Compensation Committee Interlocks and Insider Participation
During 2009, the compensation committee of the board of directors was comprised of Mr. Polan and Dr. Sagalyn. None of the committee’s members was employed by us as an officer or employee during 2009. No committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.
For a description of certain relationships and transactions with members of the board of directors or their affiliates, see “—Transactions With Related Persons, Promoters and Certain Control Persons” beginning on page 25.
Executive and Senior Officers
The following sets forth the positions, ages as of April 29, 2010 and selected biographical information for our executive and senior officers who are not directors.
Geoffrey G. Jervis, age 38, has served as our chief financial officer since 2005. Prior to that time, he served as our director of capital markets since 2004. He has been employed by us in various positions since 1999. Prior to joining us, Mr. Jervis was the chief of staff to the New York City Economic Development Corporation under the Giuliani Administration.
Thomas C. Ruffing, age 49, has served as chief credit officer and head of asset management since July 2006. Mr. Ruffing is responsible for the credit underwriting and asset management of all of our investment portfolios. Prior to that time, he served as our head of asset management since 2001. Prior to joining us in 2001, Mr. Ruffing was employed by JPMorgan Chase serving in its real estate finance and investment banking group since 1990.
Jai Agarwal, age 35, has served as director of finance and accounting since October 2008. Prior to joining Capital Trust, he was employed at various positions in accounting and finance at iStar Financial Inc., a publicly traded real estate investment trust, from August 2000 through December 2007. Mr. Agarwal is a certified public accountant.

COMPENSATION COMMITTEE REPORT*
Our compensation committee has reviewed the Compensation Discussion & Analysis with management and, based on that review, recommends to the board of directors that it be included in our proxy statement which is incorporated by reference in our annual report on Form 10-K.
Compensation Committee
Joshua A. Polan
Lynne B. Sagalyn

*	The material in this report is not “solicitation material,” is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

COMPENSATION DISCUSSION AND ANALYSIS
I. Administration of Compensation Programs
Our compensation committee oversees our compensation programs. As described in greater detail above, our compensation committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our employees. In particular, the compensation committee is responsible for evaluating the performance of our chief executive officer in light of preset goals and objectives, and determining and approving the chief executive officer’s compensation level based on this evaluation. The compensation committee is also responsible for reviewing and approving the salaries and other compensation of our named executive officers, which we refer to as NEOs. Our NEOs for 2009 include Stephen D. Plavin, our chief executive officer, or CEO, Geoffrey G. Jervis, our chief financial officer, or CFO, Thomas C. Ruffing, our chief credit officer, or CCO and John R. Klopp, our former chief executive officer, or former CEO.
II. Compensation Philosophy and Program Objectives
Our objective is to provide compensation packages that attract, retain and motivate experienced and qualified executives, reward individual performance, align the interests of our NEOs with those of our shareholders and provide incentives for the creation of shareholder value. Our executive compensation program consists of three main elements: an annual base salary, annual cash bonus compensation and long-term incentive compensation. The Company has designed the bonus and long-term compensation elements of our NEO compensation program to link individual compensation to the achievement of objective performance measures relating to key business goals that drive our financial performance.
In March of 2009, we entered into a series of agreements with certain of our lenders that we refer to as the March 2009 Restructuring. Under the terms of the March 2009 Restructuring, annual cash compensation for our employees, other than our CEO, COO and CFO, was capped at $5.8 million (approximately the level of compensation for this group of employees in 2008). Our CEO, COO and CFO base salaries were set at then existing levels and any bonus compensation to be paid requires the approval of not only our board of directors, but also representatives from certain of our lenders. Until these restrictions are eliminated, our compensation committee’s discretion is subject to satisfaction of these limitations.
We believe that the compensation provided to our executives should be commensurate with the performance of the company and must recognize the competitive environment for talented executives in which we operate. We compete for talent with other public and private commercial mortgage finance platforms as well as the commercial mortgage backed securities (CMBS) and structured finance groups within Wall Street commercial banks and investment banking firms. The overall principle guiding our NEO compensation is to pay total compensation that encourages outstanding performance and is in line with the competitive market. The actual compensation paid to each NEO will vary based on company and individual performance and the NEO’s role within the company. Starting with our former CEO in 2004, in response to the competitive environment, we began to enter into employment agreements with our NEOs and as of the end of 2006 all four NEOs were employed under employment agreements that, among other things, specify their salary, bonus and long-term incentive compensation. The employment agreements with Messrs. Plavin and Ruffing expired on December 31, 2009 and December 31, 2008, respectively. Our employment agreement with Mr. Jervis expires on December 31, 2010. Our employment agreement with our former CEO, John R. Klopp, expired on December 31, 2008. Going forward, the compensation committee will evaluate the need for employment agreements in light of not only the factors traditionally considered by the committee, but also the limitations imposed under our March 2009 Restructuring and other corporate developments.

III. Procedural Approach
Role of the Board of Directors and Compensation Committee
Consistent with our philosophy, bonus and long-term compensation elements of our compensation program are designed to be commensurate with the performance of the company. Our board of directors has endorsed strategic business goals for our company that are centered on managing the balance sheet and investment management segments of our business. Our compensation committee in consultation with our CEO considers these strategic business goals along with individual and company performance in determining bonuses to our NEOs. Given conditions in our business and developments culminating in the March 2009 Restructuring, the compensation committee did not make performance based awards as it had in the past. The committee will revisit awarding performance based incentive awards as conditions in our business stabilize. Our CEO attends compensation committee meetings, but does not attend executive sessions. Our CEO makes recommendations to the compensation committee regarding the compensation of other NEOs, but does not vote on matters presented for approval or action by the compensation committee.
The compensation committee previously engaged the services of a compensation consultant, FPL Associates Compensation, a division of FPL Associates L.P. (“FPL”), at the time we entered into the employment agreements with our NEOs and determined that these agreements were “at market.” FPL has no other relationships with the company and is considered an independent third party advisor. FPL did not provide any official compensation consulting services in 2009.
Our compensation committee held meetings or acted through written consent four times during the year ended December 31, 2009.
IV. Compensation Structure
A. Overview of Elements of Pay
In 2009, we utilized two main elements of compensation for our NEOs:
•	Annual Base Salary—Fixed salary as set forth in the executives’ employment agreements, subject to increase from time to time at the discretion of the board of directors; and
•	Annual Cash Bonus—Variable pay in the form of cash bonuses that is designed to reward executives for the attainment of annual business goals.
For 2007 and 2008, our NEOs received long-term incentive compensation in the form of (i) restricted and performance stock awards and/or (ii) cash based performance awards with payouts based on our receipt of incentive management fees from third party investment management vehicles we manage. Our former CEO Mr. Klopp received awards of restricted stock (as described below) in 2009 pursuant to his employment agreement. None of our other NEOs received discretionary awards of restricted stock in 2009 given the conditions in our business.
B. Detail of Elements of Pay
(1) Base Salary
The NEOs receive an annual base salary, subject to possible increases by the board of directors, and, as applicable, pursuant to their employment agreement. The annual salaries vary according to the compensation committee’s discretionary assessment of the levels of responsibility undertaken by the executive officers. We strive to compensate our NEOs with salaries commensurate with prevailing compensation practices in public and private commercial mortgage finance platforms as well as the CMBS and structured finance groups within Wall Street commercial banks and investment banking firms. The compensation committee periodically may review base salaries for our named executive officers on its own initiative or at the recommendation of our CEO. In addition, under the terms of our March 2009 Restructuring, the salaries of our CEO, COO and CFO were set at then existing levels and changes to these salaries are subject to the approval of certain of our lenders. Mr. Klopp served as our chief executive officer and president until November 30, 2009, his last date of employment with us. Pursuant to an employment agreement dated February 24, 2004, that expired on December 31, 2008, Mr. Klopp’s annual base salary for 2009 was $600,000. He was paid $550,000 in base salary during his employment in 2009.
Stephen D. Plavin served as our chief operating officer through November 30, 2009 and subsequent to Mr. Klopp’s departure, he has served as our chief executive officer and president. Mr. Plavin’s employment agreement, entered into as of December 28, 2005, expired on December 31, 2009. Under the employment agreement, Mr. Plavin received a base salary at an annual rate of $450,000 for the remainder of calendar year 2005 and, as of January 1, 2006, Mr. Plavin’s base salary was increased to $500,000 per year, subject to possible increase at the discretion of our board of directors and approval by our lenders. The board increased Mr. Plavin’s base salary to $550,000 effective January 1, 2010. While the board has authorized the increase in Mr. Plavin’s salary, given the terms of the March 2009 Restructuring, approval of certain of our lenders is required, which has not yet been received.

Geoffrey G. Jervis serves as our chief financial officer pursuant to an employment agreement entered into as of September 29, 2006. The employment agreement provides for Mr. Jervis’ employment through December 31, 2009, subject to our option to extend through December 31, 2010 (which we exercised in 2009). Under the employment agreement, Mr. Jervis received a base salary of $350,000 until January 1, 2010, increasing to $425,000 in the extension year. The board further increased Mr. Jervis’ base salary to $450,000 effective January 1, 2010. While the board has authorized a further increase in Mr. Jervis’ salary to $450,000, given the terms of the March 2009 Restructuring, approval of certain of our lenders is required, which has not yet been received.
Thomas C. Ruffing serves as our chief credit officer and head of asset management. He was employed in 2008 pursuant to an employment agreement entered into as of August 4, 2006. The employment agreement provided for Mr. Ruffing’s employment through December 31, 2008. The employment agreement entitled Mr. Ruffing to a base salary of $250,000 per year, subject to possible increase at the discretion of our board of directors. Mr. Ruffing’s base salary has remained at $250,000.
(2) Annual Cash Bonus
Under the terms of the March 2009 Restructuring, approval of certain of our lenders is required to pay cash bonuses to our CEO, COO and CFO. Because of this and general conditions in our business, our compensation committee did not award cash bonuses in 2009 by reference to performance based financial criteria (as had occurred in recent years). Instead, all bonuses for NEO services in 2009 were determined in the sole discretion of the compensation committee and in certain cases, subject to approval by our lenders. Our NEOs did not generally participate in any way in the bonus determination process, although Mr. Ruffing received an annual cash bonus for 2009 of $300,000, which was recommended by our CEO and approved by the compensation committee.
(3) Long-Term Incentive Compensation
Mr. Plavin and Mr. Jervis’ respective employment agreements contain an option for us to extend the terms of the agreements by one year through December 31, 2009 and December 31, 2010, respectively. In the event the options are exercised by us, Mr. Plavin and Mr. Jervis are entitled to grants of 30,000 and 16,875 shares of restricted stock, respectively. We extended Mr. Plavin’s agreement through December 31, 2009 and awarded him 30,000 shares of restricted (50%) and performance (50%) stock (valued at $108,000 based on the closing price on December 31, 2008). In accordance with his employment agreement, the restricted stock vested on December 31, 2009 and the performance stock was forfeited on December 31, 2009, as the conditions for vesting were not met. In connection with the extension of Mr. Jervis’ employment agreement, we awarded him 16,875 shares of restricted stock (50%) and performance (50%) stock (valued at $21,431 based on the closing price on December 31, 2009).
Pursuant to his employment agreement, for 2008, Mr. Klopp was eligible to earn shares of restricted and performance stock, subject to future vesting, tied to the achievement of threshold, target or maximum performance levels set for performance measures selected by the compensation committee. In each year of his contract commencing on and after January 1, 2005, Mr. Klopp was eligible to earn shares of restricted and performance stock with a value ranging from $250,000 at threshold performance to $750,000 at maximum performance, with a target of $500,000 at target performance. The performance measures and weights assigned are the same as set for his annual cash bonus opportunity as described above. In January 2009, the compensation committee reviewed and confirmed the level of performance achieved with respect to the selected performance measures, and, as a result, Mr. Klopp earned an award of 163,192 shares of restricted (50%) and performance (50%) stock (valued at $530,370 based on the average closing price for January 2009). In accordance with his employment agreement, the restricted stock will vest in twelve equal quarterly installments over the three year period commencing on January 1, 2009 and ending on December 31, 2011 and the performance stock will vest on December 31, 2012 provided that the total shareholder return from January 1, 2009 through December 31, 2012 is at least 13% per annum. Mr. Ruffing was not awarded any shares of restricted stock after the expiration of his employment agreement on December 31, 2008.
Furthermore, no cash based performance awards relating to incentive management fees from our third party investment management business were awarded to NEOs in 2009.
On April 26, 2007, the board of directors adopted the 2007 long-term incentive plan, or 2007 Plan, effective upon shareholder approval which occurred on June 7, 2007. The 2007 Plan includes shares available for issuance under our previous long-term incentive plan and constitutes the sole long-term incentive plan that governs all aspects of the company’s long-term incentive compensation.

Since 2007, certain NEOs elected to defer receipt of certain restricted stock awards that would otherwise become payable to them after 2007 and upon the satisfaction of vesting periods set forth in their individual award agreements. An award subject to a deferral election will continue to vest at the end of the vesting period pursuant to its original terms, but will not be distributed to the executive until the occurrence of the applicable distribution event set forth in the deferral election. Distribution events may include: death, disability, or other separation from service; change in control of the company; and a specified date elected by the executive.
(4) Stock Option Awards
We made no grants of stock options to our named executive officers in 2009. All outstanding stock options have vested, having been granted prior to our election to be taxed as a REIT in 2003, after which we determined to use restricted and performance stock as the principal form of equity based long-term incentive compensation awarded to NEOs.
(5) Retirement, Perquisites and Other Personal Benefits
We do not maintain any defined benefit or supplemental executive retirement programs for NEOs. We do, however, maintain a 401(k) plan and we contribute 3% of compensation, subject to the stipulated annual maximum amount, towards deferred benefits.
During the calendar year 2009, Mr. Klopp received the services of a driver employed by the company.
Mr. Plavin is entitled to have his premiums paid for life insurance.
B. Interrelationship of Elements of Pay
In determining the overall mix of elements comprising total compensation, the compensation committee focused in 2009 on providing our NEOs with their base salaries supplemented by discretionary cash bonuses at levels that reflected our compensation committee’s assessment of both their performance, general conditions in our business and the limitations imposed by our March 2009 Restructuring. In the past, we also awarded significant levels of long-term incentive compensation, but this did not occur in 2009 (other than as required under employment agreements).
C. Pay Levels and Benchmarking
Our compensation committee set pay levels and made awards in 2009 on a discretionary basis, without reference to any benchmarking data. This reflected the committee’s general determination to honor obligations under outstanding employment agreements and to otherwise limit the compensation of our NEOs to discretionary cash bonuses based on the committee’s subjective assessment of each NEO’s performance and our prevailing financial circumstances.
V. Timing of Equity Grants
As explained above, no stock options were granted to any of our NEOs during 2009, and other equity awards occurred only when required under the terms of our employment agreements with Messrs. Klopp, Plavin, and Jervis. These and all other equity based awards to our NEOs are awarded under our 2007 Plan. As administrator, the compensation committee is authorized in its discretion to grant awards under the plans, establish the terms of such awards, including vesting terms, prescribe grant agreements evidencing such awards and establish programs for granting awards. The compensation committee has not delegated its authority to make awards or prescribe the terms (including vesting terms) to our management, and we do not have any plans, policies or practices to time the grant of equity awards to our executive officers in coordination with the release of material non-public information. Grants of other equity-based awards are determined by the compensation committee and typically are made in January or February of each calendar year after a review of the company’s and individuals’ performance during the prior year. We do not follow a set schedule for making equity grants under our plans and grants may also occur at other times of the year upon execution of a new employment agreement or at the time of new hire.
Awards of restricted and performance stock to existing employees are denominated in a dollar value and the number of shares awarded is currently determined using a 30-day average price except that in the case of new hires, the number of shares awarded is determined using the employee’s start date for determining the base price. Approvals of equity based awards are typically obtained at meetings of the compensation committee, but management may also seek approvals by unanimous written consent of the committee members.

VI. Stock Ownership Guidelines
As disclosed under the caption “Security Ownership of Certain Beneficial Owners and Management” below, our named executive officers are shareholders of the company. We do not currently have stock ownership guidelines for our named executive officers.
VII. Adjustment or Recoupment of Awards
The 2007 Plan contains a forfeiture or clawback mechanism to recoup awards from a NEO to the extent any of our financial results are misstated as a result of the NEO’s willful misconduct or gross negligence and the financial results are restated downward. In addition, Section 304 of Sarbanes-Oxley provides an ability to recover incentive awards in certain circumstances. Under this law, if we are required to restate our financials due to noncompliance with any financial reporting requirements as a result of misconduct, the chief executive officer and chief financial officer must reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those 12 months.
VIII. Post-Employment Severance and Change-in-Control Benefits
Effective December 1, 2009, Mr. Klopp retired as our chief executive officer. In conjunction with his departure, Mr. Klopp was retained as a consultant to the company through November 30, 2010, for which he will be paid $83,333 per month over the twelve-month term as well as a cash bonus of $600,000. In addition, he was entitled to (i) employer-paid health insurance through the earlier of (a) November 30, 2010 and (b) the date on with he becomes eligible for comparable coverage from another employer, (ii) future vesting of 44,322 shares of restricted stock in accordance with the original vesting schedule and (iii) exercise any unvested stock options prior to December 1, 2010.
In 2009, our employment agreement with Mr. Plavin expired, thereby resulting in his loss of the right conferred in the employment agreement to cash severance, employer-paid health insurance, and accelerated vesting upon their termination of employment. Nevertheless, the following table reports severance amounts as being payable to Mr. Plavin, because he would have been entitled to severance under his agreement had his employment terminated on December 31, 2009. Mr. Jervis has an employment agreement that provides for severance payments and other benefits, including following a change in control that results in a loss of employment or a significant change in employment. Pursuant to their employment agreements, employment terminates upon the executive officer’s death, we may terminate his employment upon disability that has incapacitated him for 180 consecutive days, or for conduct defined as “cause” in the employment agreement or for reasons other than for cause, and each of them may terminate his employment agreement for “good reason” as defined in the agreement, which includes the assignment of materially inconsistent duties, responsibilities and title and change in control, or without good reason. Mr. Ruffing’s employment agreement expired in 2008.

The table below reflects the amount of compensation payable to each of our named executive officers in the event the executive’s employment is terminated on specified grounds. The amounts shown assume that such termination was effective as of December 31, 2009, and thus include amounts earned through such date and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the company.

						Acceleration of
			Continuation of		Acceleration	Management Fee		Total
	Cash Severance		Employer—Paid		of Stock	Performance		Termination
Name and Termination Event	Payment		Health Insurance		Awards (1)	Compensation Awards		Benefits
Stephen D. Plavin
Termination For Cause/Resignation Without Good Reason	—	(2)	—		—	—		—
Disability	1,000,000	(3)	22,202	(4)	—	19,000	(5)	1,041,202
Termination Other Than For Cause or Disability/Resignation With Good Reason (11)	2,250,000	(6)	33,303	(7)	—	19,000	(8)	2,302,303
Death	681,575	(9)	22,202	(4)	—	19,000	(5)	722,777

Geoffrey G. Jervis
Termination For Cause/Resignation Without Good Reason	—	(2)	—		—	—		—
Disability	700,000	(3)	22,202	(4)	—	6,460	(5)	728,662
Termination Other Than For Cause or Disability/Resignation With Good Reason (11)	1,050,000	(10)	33,303	(7)	—	6,460	(8)	1,089,763
Death	503,178	(9)	22,202	(4)	—	6,460	(5)	531,840

Thomas C. Ruffing
Termination For Cause/Resignation Without Good Reason	—		—		—	—		—
Disability	—		—		—	12,160	(5)	12,160
Termination Other Than For Cause or Disability/Resignation With Good Reason (11)	—		—		—	12,160	(8)	12,160
Death	—		—		—	12,160	(5)	12,160

(1)	Messrs. Jervis, Plavin and Ruffing did not have any unvested stock awards as of December 31, 2009.

(2)	Excludes unpaid base salary and payment for accrued vacation days.

(3)	Includes continuation of base salary until disability insurance payments begin (assumes disability payments begin immediately) and pro rata payment of bonus (at a rate of 1.5 times base salary).

(4)	Includes twelve months payment of health insurance benefits.

(5)	One year of continued vesting and forfeiture of all awards that vest after the end of the one-year period. For CT Mezzanine Partners III, Inc., or Fund III, assumes $217,143 of total payments are made during the one-year period (100% of the remaining estimated payments as of December 31, 2009).

(6)	Equals 1.5 times the sum of annual base salary ($500,000) on December 31, 2009 and highest annual bonus paid in each of the last three fiscal years ($1,000,000).

(7)	Includes eighteen months payment of health insurance benefits.

(8)	Vesting of all outstanding unvested awards. Assumes total payments received from Fund III are $217,143.

(9)	Includes payment of accrued but unpaid bonus.

(10)	Equals the sum of annual base salary ($350,000) on December 31, 2009 and highest annual bonus paid in each of the last three fiscal years ($700,000).

(11)	“Good Reason” includes, among other things, certain change of control scenarios. For a full definition, please see each officer’s respective employment agreement which is filed with the SEC.

IX. Impact of Tax and Accounting
Section 162(m) of the Code limits the deductibility in our tax return of compensation over $1 million to any of our executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders. The compensation committee’s policy with respect to Section 162(m) is to make reasonable efforts to ensure that compensation is deductible to the extent permitted, while simultaneously providing our executives with appropriate rewards for their performance and therefore the compensation committee may authorize the payment of compensation to NEOs outside the limits of Section 162(m).
X. Post 2009 Changes
No changes to the employment agreement for Mr. Jervis have been made subsequent to December 31, 2009. Compensation actions for our NEOs are limited to those described in sections above.
Pursuant to his employment agreement, Mr. Jervis received an annual base salary of $350,000 for the calendar years 2008 and 2009 and is entitled to an annual base salary of $425,000 for calendar year 2010. In December 2009, the compensation committee of our board of directors approved an increased annual base salary effective January 1, 2010 to Messrs. Plavin and Jervis of $550,000 and $450,000, respectively. These increases are contingent on approval of certain of our lenders, and we plan to seek their approval in 2010. Upon receipt of approval, these base salary increases will be effective on a retroactive basis from January 1, 2010. In addition, in accordance with the terms of his employment agreement, on January 1, 2009, Mr. Jervis was awarded 16,875 shares of restricted and performance stock.
XI. Conclusion
The compensation committee believes that the total compensation paid to each of our NEOs complies with the restrictions placed by our lenders and is competitive and appropriate given the performance of the NEO in light of the market conditions as well as the challenges we face in our business.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth for the year indicated the annual compensation of our chief executive officer, our chief financial officer and our other “named executive officers,” as such term is defined in Item 402(a) of Regulation S-K. The annual bonus opportunity for Messrs. Klopp, Jervis and Plavin are provided pursuant to performance awards and consequently are reported in the Non-Equity Incentive Plan Compensation column.

					Non-Equity
				Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary $	Bonus $ (1)	Awards $ (2)	Compensation $ (3)	Compensation $ (4)	Total $
Stephen D. Plavin	2009	500,000	681,575	108,000	—	9,635	1,299,210
Chief Executive Officer	2008	500,000	—	—	681,575	9,185	1,190,760
	2007	500,000	—	—	1,561,789	9,035	2,070,824

Geoffrey G. Jervis	2009	350,000	503,178	—	—	7,350	860,528
Chief Financial Officer	2008	350,000	—	—	503,178	6,900	860,078
	2007	350,000	—	—	891,008	6,750	1,247,758

Thomas C. Ruffing	2009	250,000	300,000	—	—	7,350	557,350
Chief Credit Officer and	2008	250,000	300,000	—	—	6,900	556,900
Head of Asset Management	2007	250,000	350,000	—	359,545	6,750	966,295

John R. Klopp	2009	550,000	600,000	435,723	—	1,200,671	2,786,393
Former Chief Executive Officer	2008	600,000	—	750,000	840,240	72,802	2,263,042
	2007	600,000	—	767,213	1,874,747	76,561	3,318,521

(1)	Mr. Plavin, Mr. Jervis and Mr. Ruffing were paid $681,575, $503,178 and $300,000 in discretionary annual cash bonuses, respectively, for their performance in 2009. For 2009, Mr. Klopp received a $600,000 bonus payment in accordance with his separation and consulting agreement. For 2008 and 2007, pursuant to their employment agreements, Mr. Klopp, Mr. Plavin, and Mr. Jervis received annual cash bonuses pursuant to performance awards under our long term incentive plan. Consequently, their annual cash bonuses are presented in the chart above in the column entitled Non-equity Incentive Plan Compensation and are described in (3) below. Mr. Ruffing was paid a $250,000 cash bonus pursuant to the minimum amount stipulated in his employment agreement and Mr. Ruffing also received an additional $50,000 and $100,000 discretionary cash bonus for his performance in each of 2008 and 2007, respectively.

(2)	Represents the aggregate grant date fair value of restricted stock granted in each respective year, calculated under the Financial Accounting Standard Board’s Accounting Codification Topic 718 (formerly Statement of Financial Accounting Standards 123 (R )) (“ASC Topic 718”). Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our common stock on the date of grant, which is then recognized over the service period of the award.

(3)	Pursuant to their employment agreements, Mr. Klopp, Mr. Plavin and Mr. Jervis received performance awards that provide for cash payments intended as an annual bonus, based upon the achievement by the company of certain quantitative performance hurdles. For performance year 2008 (paid in 2009), these amounts were $681,575, $503,178 and $840,240 for Mr. Plavin, Mr. Jervis and Mr. Klopp, respectively. For performance year 2007 (paid in 2008), these amounts were $1,000,000, $700,000 and $1,200,000 for Mr. Plavin, Mr. Jervis and Mr. Klopp, respectively. The amounts reported also include amounts received by named executive officers pursuant to previously granted performance awards representing derivative interests in incentive management fees received by us in 2007 from one of our third party investment management vehicles, CT Mezzanine Partners III, Inc. In 2009 and 2008 Mr. Plavin, Mr. Jervis, Mr. Ruffing and Mr. Klopp did not receive any such payments. In 2007, Mr. Plavin, Mr. Jervis, Mr. Ruffing and Mr. Klopp received $561,789, $191,008, $359,545 and $674,147, respectively, of such payments.

(4)	In 2009 the company provided a 401(k) matching contribution in the amount of $7,350 to all named executive officers. Mr. Plavin, pursuant to his employment agreement, was reimbursed for life insurance premiums ($2,285). Mr. Klopp was provided the services of a driver ($47,667) and pursuant to his employment agreement, was reimbursed for life insurance premiums ($63,595) related to fiscal years 2005 through 2008. In addition, pursuant to Mr. Klopp’s separation and consulting agreement effective December 1, 2009, Mr. Klopp will receive a consulting fee ($1,000,000), employer-paid health insurance ($5,186), certain shares of restricted stock (valued at $54,073 based on the closing market price of our common stock on November 30, 2009) and be entitled to incentive compensation from Fund III assumed to be $22,800 on December 31, 2009. In 2008 the company provided a 401(k) matching contribution in the amount of $6,900 to all named executive officers. In addition, pursuant to his employment agreement, Mr. Klopp was reimbursed for the expense of a leased car ($15,902) and was provided the services of a driver ($50,000). Mr. Plavin, pursuant to his employment agreement, was reimbursed for life insurance premiums ($2,285). In 2007 the company provided a 401(k) matching contribution in the amount of $6,750 to all named executive officers. In addition, pursuant to his employment agreement, Mr. Klopp was reimbursed for the expense of a leased car ($19,811) and was provided the services of a driver ($50,000). Mr. Plavin, pursuant to his employment agreement, was reimbursed for life insurance premiums ($2,285).

Grants of Plan-Based Awards
The following table provides information on performance awards made pursuant to our long-term incentive plans that provide for awards of restricted stock and performance stock granted in 2009 to each named executive officer. There can be no assurance that the grant date fair value of stock and stock option awards will ever be realized.

All other
stock
					awards:		Grant
		Estimated future payouts			number of		Date fair
		under equity incentive			shares of		value of
		plan awards(1)			stock or		stock
	Grant	Threshold	Target	Maximum	units		awards
Name	Date	($)	($)	($)	(#)		($)
Stephen D. Plavin	––	––	––	––	––		––
Geoffrey G. Jervis	––	––	––	––	––		––
Thomas C. Ruffing	––	––	––	––	––		––
John R. Klopp	1/31/2009	250,000	500,000	750,000	163,192	(1)	435,723	(1)

(1)	Pursuant to his employment agreement, Mr. Klopp was entitled to receive annually a performance award that provides an annual right to earn awards of restricted and performance stock based upon the achievement by the company of certain quantitative performance levels set for certain selected performance measures. The dollar values of these performance awards range from $250,000 to $750,000 with a target of $500,000. With respect to his performance award granted in March 2008, upon confirmation of the performance levels achieved for 2008, Mr. Klopp earned an award of 163,192 shares of restricted and performance stock (valued at $435,723 based upon a $2.67 average share price on January 31, 2009), which was awarded in January 2009. This stock award earned is comprised of 81,596 shares of restricted stock that vest based upon the passage of time and Mr. Klopp’s continued service at the company, and 81,596 shares of performance stock that vest based upon the achievement of at least a 13% total shareholder return for the period commencing at the confirmation date through December 31, 2012.
Outstanding Equity Awards at Fiscal Year-End 2009
The following table shows the number of shares covered by stock options and restricted and performance stock grants held by our named executive officers on December 31, 2009.
No stock options have been granted since our election to be taxed as a REIT in 2003 after which we determined to use restricted and performance stock as the principal form of equity based long-term incentive compensation. All stock options are fully vested.

	Option Awards				Stock Awards
							Equity
							incentive	Equity
							plan awards:	incentive plan
		Number of				Market	number of	awards: market
		securities			Number of	value of	unearned	or payout value
		underlying			shares of	shares of	shares of	of unearned
		unexercised			restricted	restricted	performance	shares of
		options	Option		stock that	stock that	stock that	performance
		currently	exercise	Option	have not	have not	have not	stock that have
		exercisable	price	expiration	vested(1)	vested(2)	vested	not vested
Name	Grant Date	(#)	($)	date	(#)	($)	(#)	($)
Stephen D. Plavin	5/7/2001	10,001	15.00	5/7/2011	—	—	—	—

Geoffrey G. Jervis	2/1/2001	2,223	13.50	2/1/2011	—	—	—	—

Thomas C. Ruffing	—	—	—	—	—	—	—	—

John R. Klopp	2/24/2000	33,334	18.00	2/24/2010	—	—	—	—
	2/1/2001	33,334	13.50	12/1/2010	—	—	—	—
	2/1/2002	83,334	13.90	12/1/2010	—	—	—	—
	2/15/2008	—	—	—	3,303	4,195	—	—
	1/31/2009	—	—	—	20,400	25,908	—	—

(1)	Represents the number of shares underlying restricted stock awards that vest based upon the passage of time and /or the employees’ continued service at the company.

(2)	Market value of shares based upon the $1.27 NYSE closing price on December 31, 2009.
Option Exercises and Stock Vested
The following table shows the number of shares of our class A common stock acquired upon the vesting of restricted stock awards and the exercise of stock options during the year ended December 31, 2009.

	Option Awards(1)		Stock Awards(2)
	Number of
	Shares	Value	Number of
	Acquired	Realized	Shares	Value
	on	on	Acquired	Realized
	Exercise	Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
John R. Klopp	—	—	83,016	124,240

Geoffrey G. Jervis	—	—	16,969	36,892

Stephen D. Plavin	—	—	5,625	20,250

Thomas C. Ruffing	—	—	5,415	19,015

(1)	All options issued by us to named executive officers were issued prior to 2003, have fully vested pursuant to their respective award agreement and are exercisable. Value Realized on Exercise equals the market value on the date of exercise less the exercise price.

(2)	The number of shares acquired on vesting is comprised exclusively of shares of restricted stock which vested in 2009 pursuant to all prior grants to each employee and the value shown is based upon the market price on the various vesting dates.

Director Compensation
In 2009, our non-employee directors earned fees at an annual rate of $75,000. All of our non-employee directors, except for one, elected in 2009 to receive their fees in the form of stock units issued under our 2007 Plan. Payment for services is made quarterly. For those directors who receive stock units, the number of units is determined based upon the quarterly fee ($18,750) and the average stock price for the applicable quarter. There is currently no separate compensation for service on committees of the board of directors. All directors are also reimbursed for travel expenses incurred in attending board and committee meetings.
The following table sets forth the compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2009:

					Change in
					Pension Value
					and
	Fees Earned			Non-equity	Nonqualified
	or Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)(1)	($)	($)	($)	Earnings	($)	($)
Samuel Zell	75,000	––	––	––	––	––	75,000
Thomas E. Dobrowski	75,000	––	––	––	––	––	75,000
Martin L. Edelman	75,000	––	––	––	––	––	75,000
Craig M. Hatkoff	75,000	––	––	––	––	––	75,000
Edward S. Hyman	75,000	––	––	––	––	––	75,000
Henry N. Nassau	75,000	––	––	––	––	––	75,000
Joshua A. Polan	75,000	––	––	––	––	––	75,000
Lynne B. Sagalyn	75,000	––	––	––	––	––	75,000

(1)	With the exception of Mr. Polan, whose compensation is paid in cash to W.R. Berkley Corporation, all of our non-employee directors elected to receive their fees in the form of stock units issued under our 2007 Plan.
Effective January 1, 2010, one-half of the fees to non-employee directors will be paid in cash and one-half in the form of stock units issued under our 2007 Plan, except that 100% of fees earned by Mr. Polan and Mr. Nassau will be paid in cash.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own, or are part of a group that owns, more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% shareholders are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of Forms 3, 4 and 5 and amendments thereto available to us and other information obtained from our directors, officers and certain 10% shareholders or otherwise available to us, we believe that no director, officer or beneficial owner of more than 10% of our class A common stock failed to file on a timely basis a report required pursuant to Section 16(a) of the Exchange Act with respect to 2009.
Security Ownership of Certain Beneficial Owners and Management
As of April 29, 2010, there were a total of 21,900,941 shares of our class A common stock issued and outstanding. The following table sets forth as of April 29, 2010, certain information with respect to the beneficial ownership of our class A common stock, by:
•	each person known to us to be the beneficial owner of more than 5% of our outstanding class A common stock;
•	each director, director nominee and named executive officer currently employed by us; and
•	all of our directors and executive officers as a group.

Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our class A common stock.

	Number of
	Shares
	Beneficially	Percent of
Name of Beneficial Owner	Owned(1)	Class

Greater than 5% Owner
W. R. Berkley Corporation, et al.(2)	3,843,413	17.5%
Barclays Global Investors, NA., et al.(3)	1,275,337	5.8%
Bay Resource Partners, L.P., et al.(4)	1,255,500	5.7%
Vornado Realty, L.P.(5)	1,212,805	5.5%
Veqtor Finance Company, L.L.C, et al.(6)	1,170,829	5.3%

Officers and Directors
Thomas E. Dobrowski(7)	54,719	*
Martin L. Edelman(8)	87,622	*
Edward S. Hyman(9)	223,052	1.0%
Henry N. Nassau(10)	58,229	*
Geoffrey G. Jervis(11)	45,379	*
Stephen D. Plavin(12)	113,732	*
Joshua A. Polan(13)	—	—
Thomas C. Ruffing	10,999	*
Lynne B. Sagalyn(8)	87,622	*
Samuel Zell(8)(14)	129,288	*
All executive officers and directors as a group (10 persons)	693,758	3.6%

*	Represents less than 1%.

(1)	The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

(2)	Based on both internal information and information contained in a Schedule 13D/A filed with the SEC on August 6, 2007, by (i) W. R. Berkley Corporation, (ii) Admiral Insurance Company, (iii) Berkley Insurance Company, (iv) Berkley Regional Insurance Company and (v) Nautilus Insurance Company, collectively, Berkley. Berkley’s address is 475 Steamboat Road, Greenwich, CT 06830.

(3)	Based solely on information contained in a Schedule 13G filed with the SEC on February 5, 2009, by (i) Barclays Global Investors, NA. (address: 400 Howard Street, San Francisco, CA 94105) and (ii) Barclays Global Fund Advisors (address: 400 Howard Street, San Francisco, CA 94105), collectively, Barclays. The Barclays 13G reported beneficial ownership as follows: Barclays Global Investors, NA. reported sole voting power of 654,343 shares and sole dispositive power of 730,090 shares and Barclays Global Fund Advisors reported sole voting power of 545,247 shares and sole dispositive power of 545,247 shares.

(4)	Based solely on information contained in a Schedule 13G filed with the SEC on May 25, 2008, by (i) Bay Resource Partners, L.P., (ii) Bay II Resource Partners, L.P., (iii) Bay Resources Partners Offshore Fund, Ltd., (iv) GMT Capital Corp. and (v) Thomas E. Claugus, collectively, Bay Resources (address: 2100 RiverEdge Parkway, Ste. 840, Atlanta, GA 30328). The Bay Resources Schedule 13G reported beneficial ownership as follows: Bay Resource Partners, L.P. reported shared voting power of 297,100 shares and shared dispositive power of 297,100 shares; Bay II Resource Partners, L.P. reported shared voting power of 207,600 shares and shared dispositive power of 207,600 shares; Bay Resource Partners Offshore Fund, Ltd. reported shared voting power of 593,700 shares and shared dispositive power of 593,700 shares; GMT Capital Corp. reported shared voting power of 1,219,800 shares and shared dispositive power of 1,219,800 shares; and Thomas E. Claugus reported sole voting power of 35,700 shares, shared voting power of 1,219,800 shares, sole dispositive power of 35,700 shares and shared dispositive power of 1,219,800 shares.

(5)	Based on both internal information and information contained in a Schedule 13D/A filed with the SEC on October 4, 2004, by Vornado Realty L.P., or Vornado. Vornado’s address is 888 Seventh Avenue, New York, NY 10019.

(6)	Based solely on information contained in a Schedule 13D/A filed with the SEC on November 17, 2009, by (i) Veqtor Finance Company, L.L.C. (“Veqtor”), (ii) Samstock, L.L.C. (“Samstock”), (iii) EGI-Properties Fund (08-10), L.L.C. (“EGI”), (iv) SZ Investments, L.L.C. (“SZI”), (v) Zell General Partnership, Inc. (“ZGPI”), (vi) Sam Investment Trust (“SIT”) and (vii) Chai Trust Company, LLC (“Chai”), collectively, the EGI Entities (address: Two North Riverside Plaza, Suite 600, Chicago IL 60606). The EGI Entities Schedule 13D/A reported beneficial ownership as follows: Veqtor reported sole voting power of 897,429 shares and sole dispositive power of 897,429 shares; Samstock reported sole voting power of 25,000 shares and sole dispositive power of 25,000 shares; EGI reported sole voting power of 248,400 shares and sole dispositive power of 248,400 shares; SZI reported sole voting power of 273,400 shares and sole dispositive power of 273,400 shares; ZGPI reported sole voting power of 1,170,829 shares and sole dispositive power of 1,170,829 shares; SIT reported sole voting power of 1,170,829 shares and sole dispositive power of 1,170,829 shares; and Chai reported sole voting power of 1,170,829 shares and sole dispositive power of 1,170,829 shares. SZI is the managing member of Samstock and is the manager of EGI. ZGPI is the managing member of Veqtor and SZI. SZI is indirectly owned by various trusts established for the benefic of Mr. Zell and his family, the trustee of each of which is Chai. The sole shareholder of ZGPI is SIT, a trust established for the benefit of Samuel Zell and members of his family. Chai serves as the trustee of SIT. Mr. Zell is not an officer or director of Chai and does not have voting or dispositive power over such shares, and therefore Mr. Zell disclaims beneficial ownership thereof except to the extent of his pecuniary interest therein.

(7)	Represents 54,719 shares obtainable upon conversion of vested stock units.

(8)	In the case of Mr. Zell, Mr. Edelman and Dr. Sagalyn, includes 79,288 shares obtainable by each upon conversion of vested stock units.

(9)	Includes 55,777 shares obtainable upon conversion of vested stock units.

(10)	Includes 53,729 shares obtainable upon conversion of vested stock units.

(11)	Includes 2,223 shares issuable upon the exercise of vested stock options held by Mr. Jervis. Includes 16,875 shares for Mr. Jervis that are the subject of restricted stock awards for which he retains voting rights.

(12)	Includes 10,001 shares issuable upon the exercise of vested stock options held by Mr. Plavin.

(13)	Does not include the shares owned by W. R. Berkley Corporation, as to which Mr. Polan disclaims beneficial ownership.

(14)	Includes (i) 79,288 shares obtainable upon conversion of vested stock units; (ii) 40,000 shares owned by Mr. Zell; and (iii) 10,000 shares owned by Helen Zell Revocable Trust, the trustee of which is Helen Zell, Mr. Zell’s spouse. Does not include 897,429 shares held by Veqtor Finance Company, L.L.C.; 25,000 shares held by Samstock, L.L.C.; and 248,400 shares held by EGI-Properties Fund (08-10), L.L.C., as to which such shares Mr. Zell does not hold voting or dispositive power, which power is indirectly held by Chai Trust Company, LLC, of which Mr. Zell is not an officer of director, and as to which such shares Mr. Zell disclaims beneficial ownership of except to the extent of his pecuniary interest therein.

Several of our officers and directors pledge shares of our class A common stock they own as security for potential or actual borrowings. Messrs. Jervis (26,281 shares), Ruffing (10,999 shares), and Plavin (103,731 shares) and Dr. Sagalyn (8,334 shares) all pledge all or a portion of their shares of our class A common stock. Collectively, these individuals pledge an aggregate of 149,345 shares of our class A common stock. At April 29, 2010 Dr. Sagalyn had borrowed funds secured by shares of our class A common stock.
Transactions With Related Persons, Promoters and Certain Control Persons
Relationship with Martin L. Edelman
Martin L. Edelman, a director, is of counsel to Paul, Hastings, Janofsky & Walker LLP, a law firm that provides us with ongoing legal representation with respect to various matters.
Investments by trusts established for the benefit of Samuel Zell in our funds
Trusts established for the benefit of the chairman of our board of directors, Samuel Zell, and members of his family indirectly invested, on the same terms available to third party investors, in CT Mezzanine Partners II LP, CT Mezzanine Partners III, Inc. and CT Opportunity Partners I, LP, three third party investment management vehicles which we currently manage, pursuant to which capital commitments and capital contributions have been made, and from which income has been received, since 2001.
Arrangement with W. R. Berkley Corporation
On November 9, 2006, we commenced our CT High Grade MezzanineSM investment management initiative and entered into three separate account agreements with affiliates of WRBC for an aggregate of $250.0 million. Pursuant to these agreements, we invest, on a discretionary basis, capital on behalf of WRBC in commercial real estate mortgages, mezzanine loans and participations therein. The separate accounts are entirely funded with committed capital from WRBC and are managed by a subsidiary of our wholly-owned investment management subsidiary, CT Investment Management Co. LLC, or CTIMCO. Each separate account has a one-year investment period with extension provisions. CTIMCO will earn a management fee equal to 0.25% per annum on invested assets. On July 25, 2007, we amended the agreements to increase the aggregate commitment of the WRBC affiliates to $350.0 million and extend the investment period to July 2008.
On April 27, 2007, we purchased a $20.0 million subordinated interest in a mortgage from a dealer. Proceeds from the original mortgage financing provide for the construction and leasing of an office building in Washington, D.C. that is owned by a joint venture. WRBC has a substantial economic interest in one of the joint venture partners. This loan was sold to the joint venture owner at a discount in November 2009.
Other Transactions with Related Parties
In July 2008, CT Opportunity Partners I, LP, or CTOPI, a private equity fund that we manage, held its final closing, completing a capital raise with $540 million total equity commitments. EGI-Private Equity II, L.L.C., an affiliate under common control of our chairman of the board, owns a 3.7% limited partner interest in CTOPI. In 2009, we recorded fees of $8.6 million from CTOPI, of which $350,000 were attributable to EGI Private Equity II, L.L.C.

We believe that the terms of the foregoing transactions are no less favorable than could be obtained by us from unrelated parties on an arm’s-length basis.
Pursuant to our code of business conduct and ethics, our audit committee must review and approve in advance all material related party transactions, including financial transactions, arrangements or relationships, or series of any of the foregoing, in which we participate that involve $120,000 or more with any of our directors, officers, employees or significant shareholders (i.e., holders of 5% of our outstanding stock) or any immediate family member, as defined to include others sharing a household of any of the foregoing, which we refer to collectively as related persons, or any entity in which any of our related persons is employed or has with other related persons a collective interest in more than 5%, or in the case of a partnership, for which any of them serves as a general partner or is otherwise associated. Pursuant to our code of business conduct and ethics, directors, officers and employees must not enter into, develop or continue any such material transaction, arrangement or relationship without obtaining such prior audit committee approval. In addition, our chief financial officer reports all related party transactions, arrangements or relationships not subject to prior audit committee approval to our audit committee at regularly scheduled audit committee meetings. Further, under our code of business conduct and ethics, all instances involving such potential related party transactions, arrangements or relationships, regardless of the amount involved, are required to be reported to either our chief executive officer, chief operating officer or chief financial officer, who will assess the materiality of the transaction, arrangement or relationship and elevate the matter to the audit committee as appropriate.

PROPOSAL 2—RATIFICATION OF INDEPENDENT AUDITORS
Description of Proposal
Our board of directors has appointed Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010, and has further directed that the appointment of such independent auditors be submitted for ratification by the shareholders at the annual meeting. We have been advised by Ernst & Young LLP that neither that firm nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between independent auditors and clients. Ernst & Young LLP will have a representative at the annual meeting who will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.
Shareholder ratification of the appointment of Ernst & Young LLP as our independent auditors is not required by our charter or otherwise. However, our board of directors is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our board of directors in its discretion may direct the appointment of different independent auditors at any time during the year if the board determines that such a change would be in our and our shareholders’ best interests.
Independent Auditors’ Fees
Aggregate fees we were billed for the fiscal years ended December 31, 2009 and 2008 by our independent auditors, Ernst & Young LLP, are as follows:

	Fiscal Year Ended
	December 31,
	2009	2008
Audit fees(a)	$1,081,900	$1,066,624
Audit-related fees(b)	98,770	91,904

Total audit and audit-related fees	1,180,670	1,158,528
Tax fees(c)	278,078	402,218
All other fees	—	2,000

Total(d)	1,458,748	1,562,746

(a)	Audit fees include amounts billed to us related to annual financial statement audit work, quarterly financial statement reviews and comfort letters on and review of SEC registration statements.

(b)	The audit-related fees include principally amounts billed to us related to due diligence and agreed upon procedures for 2009.

(c)	Tax fees include amounts billed to us primarily for tax planning and consulting, tax compliance and preparation and review of federal, state and local tax returns and tax fees related to REIT tax matters.

(d)	The amounts in the table do not include audit fees for 2009 and 2008 of $208,100 and $361,350, respectively, and tax fees of $128,298 and $152,365, respectively, relating to our third party investment management vehicles (CT Mezzanine Partners III, Inc., CT Large Loan 2006, Inc., CT Opportunity Partners I, LP and CT High Grade Partners II, LLC).
The audit committee of the board of directors was advised of the services provided by Ernst & Young LLP that are unrelated to the audit of the annual fiscal year end financial statements and the review of interim financial statements and has considered whether the provision of such services is compatible with maintaining Ernst & Young LLP’s independence as our independent auditors.

Audit Committee Pre-Approval Policy
In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent auditors were pre-approved by the audit committee of our board of directors, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.
The pre-approval policy provides for categorical pre-approval of specified audit and permissible non-audit services and requires the specific pre-approval by the audit committee, prior to engagement, of such services, other than audit services covered by the annual engagement letter, that are individually estimated to result in an amount of fees that exceed $100,000. In addition, services to be provided by the independent auditors that are not within the category of pre-approved services must be approved by the audit committee prior to engagement, regardless of the service being requested or the dollar amount involved.
Requests or applications for services that require specific separate approval by the audit committee are required to be submitted to the audit committee by both management and the independent auditors, and must include a detailed description of the services to be provided and a joint statement confirming that the provision of the proposed services does not impair the independence of the independent auditors.
The audit committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the audit committee at its next scheduled meeting. The audit committee does not delegate to management its responsibilities to pre-approve services to be performed by the independent auditors.
Vote Required; Recommendation
The affirmative vote of a majority of the votes cast on the matter at the annual meeting is required to ratify the appointment of Ernst & Young LLP as our independent auditors. Our board of directors unanimously recommends that you vote for the ratification of Ernst & Young LLP as our independent auditors.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*
Our board of directors’ audit committee carries out oversight functions with respect to the preparation, review and audit of our financial statements, our system of internal controls and the qualifications, independence and performance of our internal auditor consultants and independent auditors and operates under a written charter adopted by the board of directors. The charter can be viewed, together with any future changes that may occur, on our website at www.capitaltrust.com. The audit committee has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent auditors. The audit committee members are independent within the meaning of the applicable New York Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.
Our management is responsible for the development, maintenance and evaluation of internal controls and procedures and our financial reporting system, the maintenance of appropriate accounting and financial reporting principles or policies and the preparation of financial statements in accordance with generally accepted accounting principles. Our independent auditors perform an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issue a report thereon. The audit committee’s responsibility is to monitor and oversee the foregoing functions.

*	The material in this report is not “solicitation material,” is not deemed filed with the Securities and Exchange Commission, and is not incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.
The audit committee has met and held discussions with management and the independent auditors with respect to our consolidated financial statements for fiscal year 2009 and related matters. Management advised the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and the committee has reviewed and discussed the consolidated financial statements with management and our independent auditors, Ernst & Young LLP. Our independent auditors presented to and reviewed with the audit committee the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). Our independent auditors also provided to the committee the written disclosures and the letter from the auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and in connection therewith the committee discussed with the independent auditors their views as to their independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The audit committee meetings regularly include executive sessions with our independent auditors without the presence of our management.
In undertaking its oversight function, the audit committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits, whether the company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or on the effectiveness of the system of internal control.
Based on the audit committee’s considerations, discussions with management and discussion with the independent auditors as described above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.
Audit Committee
Lynne B. Sagalyn
Thomas E. Dobrowski
Henry N. Nassau

ANNUAL REPORT
Our annual report to shareholders is being concurrently distributed to shareholders herewith.
OTHER MATTERS
Our management does not know of any other matters to come before the annual meeting. If, however, any other matters do come before the annual meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.
SHAREHOLDER PROPOSALS
If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2011 annual meeting of shareholders, you must submit the proposal to our secretary no later than January 10, 2011. In addition, if you desire to bring business (including director nominations) before our 2011 annual meeting, you must comply with our bylaws, which currently require that you provide written notice of such business to our secretary no earlier than December 11, 2010 and no later than 5:00 p.m. Eastern time on January 10, 2011. For additional requirements, shareholders should refer to our bylaws, Article II, Section 12, “Nominations and Proposals by Stockholders,” a current copy of which may be obtained from our secretary. If we do not receive timely notice pursuant to our bylaws, any proposal may be excluded from consideration at the meeting, regardless of any earlier notice provided in accordance with Rule 14a-8.

CAPITAL TRUST, INC.
410 PARK AVENUE, 14TH FLOOR
ATTN: GEOFFREY G. JERVIS
NEW YORK, NY 10022
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when propted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors Nominees	☐	☐	☐

01	Samuel Zell	02	Thomas E. Dobrowski	03	Martin L. Edelman	04	Edward S. Hyman	05	Henry N. Nassau
06	Stephen D. Plavin	07	Joshua A. Polan	08	Lynne B. Sagalyn
The Board of Directors recommends you vote FOR the following proposal(s):

		For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

CAPITAL TRUST, INC.
This proxy is solicited by the Board of Directors
Annual meeting of shareholders
6/24/2010 10:00 AM
The shareholder(s) hereby appoint(s) Stephen D. Plavin and Geoffrey G. Jervis, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock of CAPITAL TRUST, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 10:00AM, EST on 6/24/2010, at the offices of Paul Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022, and any adjournment of postponement thereof.
If you sign the proxy without otherwise indicating a vote on the proposals, this proxy will be voted “FOR” each of the nominees listed on the reverse side and “FOR” the proposal to ratify Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.
Continued and to be signed on reverse side